Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS FIRST QUARTER EARNINGS PER COMMON SHARE OF $4.29

NEW YORK, April 16, 2013 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $10.09 billion and net earnings of $2.26 billion for the first quarter ended March 31, 2013. Diluted earnings per common share were $4.29 compared with $3.92 for the first quarter of 2012 and $5.60 for the fourth quarter of 2012. Annualized return on average common shareholders’ equity (ROE) (1) was 12.4% for the first quarter of 2013.

Highlights

•	Goldman Sachs continued its leadership in investment banking, ranking first in worldwide completed mergers and acquisitions for the year-to-date. (2)

•	The firm ranked first in worldwide equity and equity-related offerings, common stock offerings and initial public offerings for the year-to-date. (2)

•	Debt underwriting produced record quarterly net revenues of $694 million.

•	Book value per common share and tangible book value per common share (3) both increased approximately 3% during the quarter to $148.41 and $138.62, respectively.

•

The firm continues to manage its liquidity and capital conservatively. The firm’s global core excess liquidity (4) was $174 billion (5) as of March 31, 2013. In addition, the firm’s Tier 1 capital ratio (6) was 14.4% (5) and the firm’s Tier 1 common ratio (7) was 12.7% (5) as of March 31, 2013, in each case under Basel 1 and reflecting the revised market risk regulatory capital requirements which became effective on January 1, 2013.

“We are pleased with our performance for the quarter,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “Our strong client franchise across our businesses drove generally solid results. Still, the potential for macro-economic instability was felt in the quarter and constrained overall corporate and investor activity. We continue to be very focused on controlling our costs and efficiently managing our capital.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.57 billion for the first quarter of 2013, 36% higher than the first quarter of 2012 and 12% higher than the fourth quarter of 2012. Net revenues in Financial Advisory were $484 million, essentially unchanged compared with the first quarter of 2012. Net revenues in the firm’s Underwriting business were $1.08 billion, 63% higher than the first quarter of 2012. This increase primarily reflected significantly higher net revenues in debt underwriting, due to leveraged finance and commercial mortgage-related activity. Net revenues in equity underwriting were also significantly higher compared with the first quarter of 2012, reflecting an increase in client activity. The firm’s investment banking transaction backlog decreased compared with the end of 2012. (8)

Institutional Client Services

Net revenues in Institutional Client Services were $5.14 billion, 10% lower than the first quarter of 2012 and 18% higher than the fourth quarter of 2012.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $3.22 billion, 7% lower than the first quarter of 2012. Net revenues were lower across most businesses, primarily reflecting significantly lower net revenues in interest rate products compared with a strong first quarter of 2012. Net revenues in mortgages were higher compared with the first quarter of 2012. During the quarter, Fixed Income, Currency and Commodities Client Execution operated in an environment characterized by generally tighter credit spreads and improved client activity levels compared with the fourth quarter of 2012.

Net revenues in Equities were $1.92 billion, 15% lower than the first quarter of 2012, primarily reflecting lower net revenues in equities client execution. This decrease reflected significantly lower net revenues in derivatives compared with a strong first quarter of 2012, partially offset by higher net revenues in cash products. Commissions and fees were lower compared with the first quarter of 2012, reflecting lower market volumes. In addition, securities services net revenues were lower compared with the first quarter of 2012. During the quarter, Equities operated in an environment generally characterized by an increase in global equity prices, lower volatility levels and improved client activity levels compared with the fourth quarter of 2012.

The net loss attributable to the impact of changes in the firm’s own credit spreads on borrowings for which the fair value option was elected was $77 million ($42 million and $35 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the first quarter of 2013, compared with a net loss of $224 million ($117 million and $107 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the first quarter of 2012.

Investing & Lending

Net revenues in Investing & Lending were $2.07 billion for the first quarter of 2013. Investing & Lending net revenues were positively impacted by an increase in equity prices and generally tighter credit spreads. Results for the first quarter of 2013 included a gain of $24 million from the firm’s investment in the ordinary shares of Industrial and Commercial Bank of China Limited (ICBC), net gains of $1.10 billion from other investments in equities, primarily in private equities, net gains and net interest income of $566 million from debt securities and loans, and other net revenues of $375 million related to the firm’s consolidated investments.

Investment Management

Net revenues in Investment Management were $1.32 billion for the first quarter of 2013, 12% higher than the first quarter of 2012 and 13% lower than the fourth quarter of 2012. The increase in net revenues compared with the first quarter of 2012 was due to higher incentive fees and higher management and other fees. During the quarter, assets under supervision (9) increased $3 billion to $968 billion, reflecting net market appreciation of $12 billion, primarily in equity assets. Net outflows in assets under supervision were $9 billion, as outflows in money market assets and, to a lesser extent, alternative investment assets, were partially offset by inflows in fixed income and equity assets.

Expenses

Operating expenses were $6.72 billion, essentially unchanged compared with the first quarter of 2012 and 36% higher than the fourth quarter of 2012.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $4.34 billion for the first quarter of 2013, essentially unchanged compared with the first quarter of 2012. The ratio of compensation and benefits to net revenues for the first quarter of 2013 was 43.0%, compared with 44.0% for the first quarter of 2012. Total staff (10) decreased 1% compared with the end of 2012.

Non-Compensation Expenses

Non-compensation expenses were $2.38 billion, essentially unchanged compared with the first quarter of 2012 and 19% lower than the fourth quarter of 2012. Non-compensation expenses for the first quarter of 2013 included lower depreciation and amortization expenses, primarily reflecting lower impairment charges related to consolidated investments, compared with the first quarter of 2012. This decrease was largely offset by higher other expenses, primarily reflecting increased net provisions for litigation and regulatory proceedings and higher expenses related to consolidated investments. The first quarter of 2013 included net provisions for litigation and regulatory proceedings of $110 million.

Provision for Taxes

The effective income tax rate for the first quarter of 2013 was 33.0%, essentially unchanged from the full year tax rate of 33.3% for 2012.

Capital

As of March 31, 2013, total capital was $244.24 billion, consisting of $77.23 billion in total shareholders’ equity (common shareholders’ equity of $71.03 billion and preferred stock of $6.20 billion) and $167.01 billion in unsecured long-term borrowings. Book value per common share was $148.41 and tangible book value per common share (3) was $138.62, both approximately 3% higher compared with the end of 2012. Book value and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 478.6 million as of March 31, 2013.

On March 25, 2013, the firm amended its warrant agreement with Berkshire Hathaway to require net share settlement and to specify the exercise date as October 1, 2013. Under the amended agreement, the firm will deliver to Berkshire Hathaway the number of shares of common stock equal in value to the difference between the average closing price of the firm’s common stock over the 10 trading days preceding October 1, 2013 and the exercise price of $115 multiplied by the number of shares of common stock (43.5 million) covered by the warrant.

During the quarter, the firm repurchased 10.1 million shares of its common stock at an average cost per share of $150.53, for a total cost of $1.52 billion. On April 15, 2013, the Board of Directors of The Goldman Sachs Group, Inc. (Group Inc.) authorized the repurchase of an additional 75.0 million shares of common stock pursuant to the firm’s existing share repurchase program. The remaining share authorization under the firm’s existing repurchase program, including the newly authorized amount, is 86.4 million shares. (11)

Under the regulatory capital requirements currently applicable to bank holding companies, the firm’s Tier 1 capital ratio (6) was 14.4% (5) and the firm’s Tier 1 common ratio (7) was 12.7% (5) as of March 31, 2013, in each case under Basel 1 and reflecting the revised market risk regulatory capital requirements which became effective on January 1, 2013. As of December 31, 2012, the firm’s Tier 1 capital ratio under Basel 1 was 16.7% and the firm’s Tier 1 common ratio under Basel 1 was 14.5% (prior to the implementation of the revised market risk regulatory capital requirements).

Other Balance Sheet and Liquidity Metrics

•

The firm’s global core excess liquidity (GCE) (4) was $174 billion (5) as of March 31, 2013 and averaged $181 billion (5) for the first quarter of 2013, compared with an average of $173 billion for the fourth quarter of 2012.

•	Total assets were $959 billion (5) as of March 31, 2013, compared with $939 billion as of December 31, 2012.

•	Level 3 assets were $46 billion (5) as of March 31, 2013, compared with $47 billion as of December 31, 2012, and represented 4.8% of total assets.

Dividends

Group Inc. declared a dividend of $0.50 per common share to be paid on June 27, 2013 to common shareholders of record on May 30, 2013. The firm also declared dividends of $229.17, $387.50, $244.44, $244.44 and $371.88 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series I Preferred Stock, respectively (represented by depositary shares, each representing a 1/1,000th interest in a share of preferred stock), to be paid on May 10, 2013 to preferred shareholders of record on April 25, 2013. In addition, the firm declared dividends of $1,044.44 per each share of Series E Preferred Stock and Series F Preferred Stock, to be paid on June 3, 2013 to preferred shareholders of record on May 19, 2013.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2012.

Certain of the information regarding the firm’s capital ratios, risk-weighted assets, total assets, level 3 assets and global core excess liquidity consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2012.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) or 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.gs.com/shareholders. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (U.S. domestic) or 1-404-537-3406 (international) passcode number 11688351, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	March 31, 2013	December 31, 2012	March 31, 2012	December 31, 2012	March 31, 2012
Investment Banking
Financial Advisory	$484	$508	$489	(5)%	(1)%

Equity underwriting	390	304	255	28	53
Debt underwriting	694	593	410	17	69

Total Underwriting	1,084	897	665	21	63

Total Investment Banking	1,568	1,405	1,154	12	36

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	3,217	2,038	3,458	58	(7)

Equities client execution (12)	809	764	1,050	6	(23)
Commissions and fees	793	722	834	10	(5)
Securities services	320	818	367	(61)	(13)

Total Equities	1,922	2,304	2,251	(17)	(15)

Total Institutional Client Services	5,139	4,342	5,709	18	(10)

Investing & Lending
ICBC	24	334	169	(93)	(86)
Equity securities (excluding ICBC)	1,103	789	891	40	24
Debt securities and loans	566	485	585	17	(3)
Other	375	365	266	3	41

Total Investing & Lending	2,068	1,973	1,911	5	8

Investment Management
Management and other fees	1,060	1,067	1,003	(1)	6
Incentive fees	140	344	58	(59)	141
Transaction revenues	115	105	114	10	1

Total Investment Management	1,315	1,516	1,175	(13)	12

Total net revenues	$10,090	$9,236	$9,949	9	1

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended				% Change From
	March 31, 2013	December 31, 2012		March 31, 2012	December 31, 2012	March 31, 2012
Revenues
Investment banking	$1,568	$1,407		$1,160	11%	35%
Investment management	1,250	1,450		1,105	(14)	13
Commissions and fees	829	754		860	10	(4)
Market making	3,437	2,696	(13)	3,905	27	(12)
Other principal transactions	2,081	1,956		1,938	6	7

Total non-interest revenues	9,165	8,263		8,968	11	2

Interest income	2,608	2,864		2,833	(9)	(8)
Interest expense	1,683	1,891		1,852	(11)	(9)

Net interest income	925	973		981	(5)	(6)

Net revenues, including net interest income	10,090	9,236		9,949	9	1

Operating expenses
Compensation and benefits	4,339	1,976		4,378	120	(1)

Brokerage, clearing, exchange and distribution fees	561	550		567	2	(1)
Market development	141	140		117	1	21
Communications and technology	188	194		196	(3)	(4)
Depreciation and amortization	302	500		433	(40)	(30)
Occupancy	218	232		212	(6)	3
Professional fees	246	215		234	14	5
Insurance reserves	127	167		157	(24)	(19)
Other expenses	595	949		474	(37)	26

Total non-compensation expenses	2,378	2,947		2,390	(19)	(1)

Total operating expenses	6,717	4,923		6,768	36	(1)

Pre-tax earnings	3,373	4,313		3,181	(22)	6
Provision for taxes	1,113	1,421		1,072	(22)	4

Net earnings	2,260	2,892		2,109	(22)	7

Preferred stock dividends	72	59		35	22	106

Net earnings applicable to common shareholders	$2,188	$2,833		$2,074	(23)	5

Earnings per common share
Basic (14)	$4.53	$5.87		$4.05	(23)%	12%
Diluted	4.29	5.60		3.92	(23)	9

Average common shares outstanding
Basic	482.1	481.5		510.8	—	(6)
Diluted	509.8	505.6		529.2	1	(4)

Selected Data
Total staff at period-end (10)	32,000	32,400		32,400	(1)	(1)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (15) $ in millions

	Three Months Ended
	March 31, 2013	December 31, 2012		March 31, 2012
Risk Categories
Interest rates	$62	$67		$90
Equity prices	30	31		29
Currency rates	14	11		15
Commodity prices	21	20		26
Diversification effect (15)	(51)	(53)		(65)

Total	$76	$76		$95

Assets Under Supervision (9) $ in billions

	As of				% Change From
	March 31, 2013	December 31, 2012		March 31, 2012	December 31, 2012	March 31, 2012
Asset Class
Alternative investments	$130	$133		$139	(2)%	(6)%
Equity	149	133		136	12	10
Fixed income	378	370		347	2	9

Total non-money market assets	657	636		622	3	6

Money markets	203	218		202	(7)	—

Total assets under management (AUM)	860	854		824	1	4

Other client assets	108	111		76	(3)	42

Total assets under supervision (AUS)	$968	$965		$900	—	8

	Three Months Ended
	March 31, 2013	December 31, 2012		March 31, 2012

Balance, beginning of period	$965	$951		$895

Net inflows / (outflows)
Alternative investments	(3)	(3)		(4)
Equity	4	(5)		(5)
Fixed income	10	(10)		1

Total non-money market net inflows / (outflows)	11	(18)		(8)

Money markets	(15)	11		(18)

Total AUM net inflows / (outflows)	(4)	(7)	(16)	(26)

Other client assets	(5)	15		5

Total AUS net inflows / (outflows)	(9)	8		(21)

Net market appreciation / (depreciation)
AUM	10	5		22
Other client assets	2	1		4

Total AUS net market appreciation / (depreciation)	12	6		26

Balance, end of period	$968	$965		$900

Footnotes

(1)

Annualized ROE is computed by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Unaudited, in millions	Three Months Ended March 31, 2013

Total shareholders’ equity	$76,702
Preferred stock	(6,200)

Common shareholders’ equity	$70,502

(2)	Thomson Reuters — January 1, 2013 through March 31, 2013.

(3)

Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents the reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

Unaudited, in millions	March 31, 2013

Total shareholders’ equity	$77,228
Preferred stock	(6,200)

Common shareholders’ equity	71,028
Goodwill and identifiable intangible assets	(4,683)

Tangible common shareholders’ equity	$66,345

(4)

The firm’s global core excess represents a pool of excess liquidity consisting of unencumbered, highly liquid securities and cash. For a further discussion of the firm’s global core excess liquidity pool, see “Liquidity Risk Management” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2012.

(5)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2013.

(6)

The Tier 1 capital ratio equals Tier 1 capital divided by risk-weighted assets. The firm’s risk-weighted assets under the Board of Governors of the Federal Reserve System’s risk-based capital requirements were approximately $480 billion as of March 31, 2013, under Basel 1 and reflecting the revised market risk regulatory capital requirements which became effective on January 1, 2013. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2012.

(7)

The Tier 1 common ratio equals Tier 1 common capital divided by risk-weighted assets. As of March 31, 2013, Tier 1 common capital was $61.14 billion, consisting of Tier 1 capital of $69.37 billion less preferred stock, junior subordinated debt issued to trusts and other adjustments of $8.23 billion. Management believes that the Tier 1 common ratio is meaningful because it is one of the measures that the firm and investors use to assess capital adequacy. The Tier 1 common ratio is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2012.

(8)

The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(9)

Assets under supervision include assets under management and other client assets. Assets under management include client assets where the firm earns a fee for managing assets on a discretionary basis. Other client assets include client assets invested with third party managers, private bank deposits and advisory relationships where the firm earns a fee for advisory and other services, but does not have investment discretion.

(10)	Includes employees, consultants and temporary staff.

(11)

The remaining authorization represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. As disclosed in Note 19. Shareholders’ Equity in Part II, Item 8 “Financial Statements and Supplementary Data” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2012, share repurchases require approval by the Board of Governors of the Federal Reserve System.

(12)	Includes net revenues related to reinsurance of $233 million, $317 million and $211 million for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively.

(13)	Includes a gain of approximately $500 million on the sale of the firm’s hedge fund administration business.

(14)

Unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.01 for each of the three months ended March 31, 2013, December 31, 2012 and March 31, 2012.

(15)

VaR is the potential loss in value of the firm’s inventory positions due to adverse market movements over a one-day time horizon with a 95% confidence level. Diversification effect equals the difference between total VaR and the sum of the VaRs for the four risk categories. For a further discussion of VaR and the diversification effect, see “Market Risk Management” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2012.

(16)	Includes $5 billion of fixed income and equity asset outflows related to the firm’s liquidation of Goldman Sachs Asset Management Korea Co., Ltd.